Exhibit 99.2

Syros Announces Pricing of $75.6 Million Public Offering of Common Stock

CAMBRIDGE, Mass., January 19, 2021 – Syros Pharmaceuticals (NASDAQ: SYRS), a leader in the development of medicines that control the expression of genes, announced today that it has priced an underwritten public offering of 5,400,000 shares of common stock at a public offering price of $14.00 per share, which would result in gross proceeds of approximately $75.6 million, before underwriting discounts and commissions. The proceeds of the offering are expected to be used to fund the development of Syros’ ongoing clinical and preclinical programs, and for working capital and other general corporate purposes. All shares are being offered by Syros. Closing of the offering is expected to occur on or about January 22, 2021, subject to customary closing conditions. Syros has also granted the underwriters a 30-day option to purchase up to an additional 810,000 shares of common stock offered in the public offering on the same terms and conditions.

Cowen and Piper Sandler & Co. are acting as joint book-running managers for the offering. JMP Securities and Oppenheimer & Co. are acting as lead managers and Roth Capital Partners and Brookline Capital Markets, a division of Arcadia Securities, LLC, are acting as co-managers.

The offering is being made pursuant to a shelf registration statement that was filed with the Securities and Exchange Commission (“SEC”) on June 12, 2020 and declared effective by the SEC on June 22, 2020. The offering will be made only by means of the prospectus and prospectus supplement that form a part of the registration statement. A preliminary prospectus supplement relating to, and describing the terms of, the offering has been filed with the SEC and is available on the SEC’s web site at www.sec.gov.

The final terms of the offering will be disclosed in a final prospectus supplement to be filed with the SEC. Copies of the final prospectus supplement and the accompanying prospectus relating to this offering, when available, can be obtained from Cowen and Company, LLC, c/o Broadridge Financial Services, 1155 Long Island Avenue, Edgewood, NY 11717, Attention: Prospectus Department, or by telephone at 833-297-2926; or from Piper Sandler & Co., Attention: Prospectus Department, 800 Nicollet Mall, J12S03, Minneapolis, MN 55402, or by telephone at 800-747-3924.

This press release does not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Syros Pharmaceuticals

Syros is redefining the power of small molecules to control the expression of genes. Based on its unique ability to elucidate regulatory regions of the genome, Syros aims to develop medicines that provide a profound benefit for patients with diseases that have eluded other genomics-based approaches. Syros is advancing a robust clinical-stage pipeline, including: SY-1425, a first-in-class oral selective RARα agonist in RARA-positive patients with higher-risk myelodysplastic syndrome and acute myeloid leukemia; SY-2101, a novel oral form of arsenic trioxide in patients with acute promyelocytic leukemia; and SY-5609, a highly selective and potent oral CDK7 inhibitor in patients with select solid tumors. Syros also has multiple preclinical and discovery programs in oncology and monogenic diseases.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements including, without limitation, statements regarding the consummation of the offering as well as the gross proceeds from the offering and the anticipated uses of such proceeds. The words, without limitation, ‘‘anticipate,’’ ‘‘believe,’’ ‘‘continue,’’ ‘‘could,’’ ‘‘estimate,’’ ‘‘expect,’’ “hope,” ‘‘intend,’’ ‘‘may,’’ ‘‘plan,’’ ‘‘potential,’’ ‘‘predict,’’ ‘‘project,’’ ‘‘target,’’ ‘‘should,’’ ‘‘would,’’ and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Actual results or events could differ materially from the plans, intentions and expectations disclosed in these forward-looking statements as a result of various important factors including, without limitation, risks and uncertainties related to the satisfaction of customary closing conditions related to the proposed offering and the impact of general economic, industry or political conditions in the United States or internationally. There can be no assurance that Syros will be able to complete the proposed offering on the anticipated terms, or at all. Additional risks and uncertainties relating to the proposed offering, Syros and its business can be found under the caption “Risk Factors” in Syros’ Annual Report on Form 10-K for the year ended December 31, 2019, Quarterly Report on Form 10-Q for the quarter ended September 30, 2020, Current Report on Form 8-K dated January 19, 2021 and preliminary prospectus supplement filed with the Securities and Exchange Commission on January 19, 2021, each of which is on file with the Securities and Exchange Commission; and risks described in other filings that Syros makes with the Securities and Exchange Commission in the future. In addition, the extent to which the COVID-19 outbreak continues to impact Syros’ workforce and its clinical trial operations activities, and the operations of the third parties on which Syros relies, will depend on future developments, which are highly uncertain and cannot be predicted with confidence, including the duration and severity of the outbreak, additional or modified government actions, and the actions that may be required to contain the virus or treat its impact. Any forward-looking statements contained in this press release speak only as of the date hereof, and Syros expressly disclaims any obligation to update any forward-looking statements, whether because of new information, future events or otherwise.

Media Contact:

Naomi Aoki

Syros Pharmaceuticals, Inc.

617-283-4298

naoki@syros.com

Investor Contact:

Hannah Deresiewicz

Stern Investor Relations, Inc.

212-362-1200

hannah.deresiewicz@sternir.com